Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on Jan.17th, 2011 in Zhengzhou, the People’s Republic of China (“China” or the “PRC”).

Party A:	Zhengzhou Zhonglian Hengfu Business Consulting Co., Ltd.
Address:	Building 5G, Hesheng Plaza, No. 26 Yousheng South Road, Jinshui District, Zhengzhou, Henan

Party B:	Henan Law Anhou Insurance Agency Co., Ltd.
Address:	Building 4F, Hesheng Plaza, No. 26 Yousheng South Road, Jinshui District, Zhengzhou, Henan

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1.
Party A is a wholly foreign owned enterprise established in China, and has a team of professionals specialized in insurance technology, risk consultation, appraisal management, finance, taxation and has experience in management of enterprise organization and operation planning;

2.
Party B is an insurance agency firm duly incorporated under PRC laws and the relevant regulations of the China Insurance Regulatory Commission, specialized in insurance agency and insurance consulting services (the “Principal Business”);

3.
Party A is willing to provide Party B with technical support, consulting services and other commercial services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources and information, and Party B is willing to accept such services provided by Party A or Party A's designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by Party A

1.1
Party B hereby appoints Party A as Party B's exclusive services provider to provide Party B with complete technical support, business support and related consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all necessary services related to the Principal Business of Party B, details of which are set forth in the Annex A attached hereto.

1.2
Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A's prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar consultations and/or services provided by any third party and shall not establish similar cooperation relationship with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3	Service Providing Methodology

1.3.1
Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further technical service agreements or consulting service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.3.2	To fulfill this Agreement, Party A and Party B agree that Party A can provide relevant equipments to Party B for Party B’s use for the purpose of providing services to Party B.

2.	The Calculation, Payment and Adjustment of the Service Fees

2.1	Both Parties agree that the service fees under this Agreement (the “Service Fee”) is calculated and paid in the manner as set forth in the Annex B attached hereto.

2.2
Both Parties agree that to the extent that Party B requests Party A to provide any services beyond those listed in the Annex A, both Parties shall negotiate in good faith for the amount of the additional service fee corresponding to the extra services requested, depending on the specific service contents and market conditions.

2.3
Depending on the market condition and business development of Party B, the Parties may review and adjust the specific service contents as well as the calculation and payment terms of the Service Fee on an annual basis through mutual agreement.

3.	Intellectual Property Rights and Confidentiality Clauses

3.1
Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A in its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A.

3.2
The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3	The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a wholly owned foreign enterprise legally registered and validly existing in accordance with the laws of PRC.

4.1.2
Party A has taken all necessary corporate actions, obtained all necessary authorization and consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3	This Agreement constitutes Party A's legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1
Party B is a company legally registered and validly existing in accordance with the laws of PRC and has obtained the relevant permit and license for engaging in the Principal Business in a timely manner.

4.2.2
Party B has taken all necessary corporate actions, obtained all necessary authorization and consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party B.

4.2.3	This Agreement constitutes Party B's legal, valid and binding obligations, and shall be enforceable against it.

5.	Effectiveness and Term

5.1
This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 10 years. Subsequent to the execution of this Agreement, both Parties shall review this Agreement on an annual basis to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time.

5.2
The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6.	Termination

6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2
During the term of this Agreement, unless Party A commits gross negligence, or a fraudulent act, against Party B, Party B may not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days' prior written notice to Party B at any time.

6.3	The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

7.	Governing Law and Resolution of Disputes

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of PRC.

7.2
In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties.

7.3
Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.	Indemnification

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9.	Notices

9.1
All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1
Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for receiving notices in this Article 9.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Zhengzhou Zhonglian Hengfu Business Consulting Co., Ltd.
Address:	Building 5G, Hesheng Plaza, No. 26 Yousheng South Road, Jinshui District, Zhengzhou, Henan
Attn:	MAO, YI-HSIAO
Tel:	+86371-60277673

PartyB:	Henan Law Anhou Insurance Agency Co., Ltd.
Address:	Building 4F, Hesheng Plaza, No. 26 Yousheng South Road, Jinshui District, Zhengzhou, Henan
Attn:	LI, FU-CHANG
Facsimile:	+86371-63976529

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A's prior written consent, Party B may not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.	Counterparts

This Agreement is executed in two copies, each Party having one copy with equal legal validity.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Zhengzhou Zhonglian Hengfu Business Consulting Co., Ltd.

By:	MAO, YI-HSIAO
Name:	MAO, YI-HSIAO
Title:	Legal Representative

Party B: Henan Law Anhou Insurance Agency Co., Ltd.

By:	LI FU-CHANG
Name:	LI FU-CHANG
Title:	Legal Representative

[Signature Page to Exclusive Business Cooperation Agreement]

Annex A

Scope of Services

(1)	Insurance premium internal control management;
(2)	Insurance risk assessment and consultation;
(3)	Insurance customer resources and customer relationship management;
(4)	Staff training;
(5)	Finance and taxation consultation;
(6)	License of the software necessary to Party B’s Principal Business, which Party A has legal right;
(7)	Provision of plan of operation and solution related to information technology/management necessary to Party B’s Principal Business;
(8)	Daily operation, maintenance and update of the hardware and database or software;
(9)	Development, maintenance and update of the software necessary to Party B’s Principal Business;
(10)	Assistance in collection of technology information or industry research;
(11)	Consultancy services related to marketing and management of assets (including but not limited to tangible assets and intangible assets such as trademarks, technology, goodwill and public relation);
(12)	Corporate image design and promotion;
(13)	Consultancy services related to management of human resource and internal administration;
(14)	Provision of consultancy services and other business and operation related to consultancy services; and
(15)	Other services provided from time to time as required by Party B.

Annex B

Calculation of Service Fee

Both Parties agree that, in consideration of the services provided by Party A, Party B shall pay Party A fees (the “Service Fees”) equal to 90% of the net income of Party B, which equals the balance of the gross income less the costs of Party B acceptable to the Parties (the “Net Income”). The Service Fees shall be due and payable on a quarterly basis. Within 30 days after the end of the corresponding quarter, Party B shall (a) deliver to Party A the management accounts and operating statistics of Party B for such quarter, including the Net Income of Party B during such quarter (the “Quarterly Net Income”), and (b) pay 90% of such Quarterly Net Income to Party A (each such payment, a “Quarterly Payment”). Within ninety (90) days after the end of each fiscal year, Party B shall (a) deliver to Party A audited financial statements of Party B for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A, and (b) pay an amount to Party A equal to the shortfall, if any, of the aggregate net income of Party B for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Quarterly Payments paid by Party B to Party A in such fiscal year. Party A and Party B further agree that, according to the actual cooperation between Party A and Party B and the revenue and expenditure situation of Party B, the Parties may adjust the calculation ratio of the Service Fees provided herein through mutual agreement, and Party A is entitled to determine, in its sole discretion, whether to permit Party B to defer the payment of part or all of the Service Fees under certain particular circumstances.